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                                                                       EXHIBIT 8


                  [HOGAN & HARTSON L.L.P. LOGO APPEARS HERE]


                                 May 10, 1996



CBM Funding Corporation
10400 Fernwood Road
Washington, D.C.  20058

            RE:  MULTICLASS MORTGAGE PASS-THROUGH
                 CERTIFICATES, SERIES 1996-1
                 --------------------------------

Ladies and Gentleman:

          We have acted as counsel to CBM Funding Corporation, a Delaware corporation, as Depositor (the "Depositor"), in connection with the exchange of registered Multiclass Mortgage Pass-Through Certificates (the "New Certificates") for unregistered Multiclass Mortgage Pass-Through Certificates (the "Old Certificates") (the Old Certificates and the New Certificates referred to collectively as the "Certificates") which represent beneficial ownership interests in the trust fund (the "Trust Fund") created under the Trust and Servicing Agreement, as defined below, the Certificates consisting of CBM Funding Corporation, Depositor, Multiclass Mortgage Pass-Through Certificates, Series 1996-1, Class A-1 Certificates, Class A-2 Certificates, Class A-3P&I Certificates, Class A-3IO Certificates, Class B Certificates, Class C Certificates, and Class D Certificates. Beneficial ownership of the remaining interests in the Trust Fund are represented by the Class R Certificate, and the Class UR Certificate. The assets of the Trust Fund consist primarily of a single mortgage loan (the "Mortgage Loan") with a principal balance as of May 1, 1996, of $407,182,129, evidenced by a single mortgage note and secured by 69 cross-defaulted and cross-collateralized mortgages, representing first priority mortgage liens on fee or leasehold interests in 69 hotels owned by Courtyard II Associates, L.P. (the "Mortgagor") and fee interests in land on which 53 of the hotels are situated and certain other assets as described in the Trust and Servicing Agreement among the Depositor, Bankers Trust Company, as servicer (the "Servicer"), and Marine Midland Bank, as trustee (the "Trustee"), dated as of January 1, 1996 (the "Trust and Servicing Agreement").
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[HOGAN & HARTSON L.L.P. LOGO APPEARS HERE]

Capitalized terms used in this letter and not otherwise defined herein shall have the meaning set forth in the Trust and Servicing Agreement.

          The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations (including administrative explanations of proposed and final Treasury Regulations), and legislative history as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinions.

          In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(i) the Trust and Servicing Agreement; (ii) the Offering Memorandum dated January 19, 1996 (the "Offering Memorandum"); (iii) the Preliminary Prospectus dated May 10, 1996 (the "Prospectus"); (iv) the Loan Agreement; (v) the Mortgage; (vi) the Mortgage Note; (vii) the forms of the Certificates; and
(viii) other documents we have deemed necessary to render the opinions set forth in this letter.

          The opinions set forth in this letter are also premised on certain representations of the Mortgagor and Host Marriott Corporation in letters to us dated January 24, 1996, and May 10, 1996, (the "Mortgagor Representation Letters") and upon the various representations of the respective parties set forth in the Trust and Servicing Agreement.

          In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

          For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Offering Memorandum, the Prospectus, and the Mortgagor Representation Letters. We have consequently relied upon representations and information presented in such documents.
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[HOGAN & HARTSON L.L.P. LOGO APPEARS HERE]

          Based upon, and subject to, the foregoing, we are of the opinion as follows:

          1. The information in the Prospectus under the caption "Certain Federal Income Tax Considerations," to the extent that such information constitutes matters of law or legal conclusions or purports to describe certain provisions of the Federal tax laws, has been reviewed by us and is correct in all material respects.

          2. As of the date hereof, assuming (i) compliance with pertinent provisions of the Trust and Servicing Agreement and the other documents prepared and executed in connection with the transaction, (ii) the Old Certificates, the Class A-3L Interest, and the Class R Certificate were issued as described in the Offering Memorandum and in the Trust and Servicing Agreement, (iii) the New Certificates are exchanged for the Old Certificates as described in the Prospectus, and (iv) an election is properly made and filed for the segregated pool of trust assets specified in Section 10.1 of the Trust and Servicing Agreement as comprising the "Lower-Tier REMIC" to be treated as a "real estate mortgage investment conduit" ("REMIC") pursuant to Section 860D of the Code, (A) the Lower-Tier REMIC qualifies as a REMIC, and (B) the Class A-3L Interest and the Certificates (excluding the Class A-3P&I and Class A-3IO Certificates) are in part considered "regular interests" and the Class R Certificate is considered the "residual interest" in the Lower-Tier REMIC.

          3. As of the date hereof, assuming (i) compliance with pertinent provisions of the Trust and Servicing Agreement and the other documents prepared and executed in connection with the transaction, (ii) the Old Certificates, the Class A-3L Interest, the Class R Certificate, and the Class UR Certificate were issued as described in the Offering Memorandum and in the Trust and Servicing Agreement, (iii) the New Certificates are exchanged for the Old Certificates as described in the Prospectus, and (iv) an election is properly made and filed for the segregated pool of trust assets specified in Section 10.1 of the Trust and Servicing Agreement as comprising the "Upper-Tier REMIC" to be treated as a REMIC pursuant to Section 860D of the Code, (A) the Upper-Tier REMIC qualifies as a REMIC, and (B) the Class A-3P&I and Class A-3IO Certificates are in part considered "regular interests" and the Class UR Certificate is considered the "residual interest" in the Upper-Tier REMIC.

          4. As of the date hereof, assuming (i) both prior and continued compliance with pertinent provisions of the Trust and Servicing Agreement and the other documents prepared and executed in connection with the transaction,
(ii) the Old Certificates were issued as described in the Offering Memorandum and in the Trust and Servicing Agreement, and (iii) the New Certificates are exchanged for the
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[HOGAN & HARTSON L.L.P. LOGO APPEARS HERE]

Old Certificates as described in the Prospectus, the portion of the Trust Fund exclusive of the Lower-Tier REMIC and the Upper-Tier REMIC (that is, the portion of the Trust Fund consisting of the rights to Net Default Interest, rights to Liquidated Damages, the Default Interest Distribution Account, and the Liquidated Damages Distribution Account) qualify as a grantor trust under Subpart E, Part 1, Subchapter J, Chapter 1 of Subtitle A of the Code that is not a corporation or a taxable mortgage pool under Section 7701 of the Code.

          The qualification and taxation of the Lower-Tier REMIC and the Upper-Tier REMIC each as a REMIC depends upon the past compliance of each, and the continuing ability of each to comply on a continuing basis, with the various requirements for such treatment under the Code. Hogan & Hartson L.L.P. has relied upon representations and covenants of the parties to the transaction with respect to these matters and has assumed past and continued compliance with all terms and conditions of the Trust and Servicing Agreement, and has not reviewed, and will not review on a continuing basis, the compliance with these requirements. Accordingly, no assurance can be given that the actual operations of either the Lower-Tier REMIC or the Upper-Tier REMIC for any given taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REMIC.

          We are furnishing this opinion to the addressees solely for their benefit, and this opinion shall not be relied upon or otherwise used for any purpose by any other person without our prior written consent.


                                              Very truly yours,


                                              /s/ Hogan & Hartson L.L.P.
                                              Hogan & Hartson L.L.P.